UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2022

Hyperfine, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39949	98-1569027
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

351 New Whitfield Street Guilford, Connecticut	06437
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 796-6767

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	HYPR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Interim President and Chief Executive Officer Compensation

As previously disclosed, on June 29, 2022, the Board of Directors (the “Board”) of Hyperfine, Inc. (the “Company”) appointed R. Scott Huennekens as Interim President and Chief Executive Officer of the Company, effective as of July 29, 2022. Mr. Huennekens currently serves as Executive Chairperson of the Board.

On July 8, 2022, the Board approved the terms of compensation to be granted to Mr. Huennekens for his service as Interim President and Chief Executive Officer. Mr. Huennekens will be compensated in the amount of $30,000 per month, effective as of July 1, 2022, until a new President and Chief Executive Officer is duly appointed and qualified (the “Huennekens Interim Compensation”). In addition, Mr. Huennekens will continue to be entitled to an annual cash retainer fee of $50,000, an annual equity grant and the reimbursement of expenses for his service as a non-employee director in accordance with the Company’s Nonemployee Director Compensation Policy.

Termination of Consulting Agreement

In connection with the Board’s approval of the Huennekens Interim Compensation, on July 8, 2022, the Company terminated the Consulting Agreement, dated as of April 25, 2021, by and between Hyperfine Operations, Inc., a wholly-owned subsidiary of the Company, and Mr. Huennekens (the “Consulting Agreement”), effective June 30, 2022. Under the Consulting Agreement, Mr. Huennekens was entitled to payment of $10,000 per month for his service as Executive Chairperson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERFINE, INC.

Date: July 14, 2022	By:	/s/ Neela Paykel
Neela Paykel
General Counsel, Chief Compliance Officer and Corporate Secretary